Arcadia HealthCare Announces Appointment of Permanent

Chief Financial Officer

Indianapolis, Indiana - January 16, 2008 - Arcadia Resources, Inc. (AMEX: KAD) which provides innovative consumer health care services under the trade name Arcadia HealthCare, today announced its Chief Financial Officer transition plan with the appointment of Matthew R. Middendorf as Arcadia's CFO on a permanent basis, effective February 1, 2008, succeeding Lynn K. Fetterman. Mr. Fetterman, who has been employed as Interim CFO since February 2007, will remain with the Company through the conclusion of his employment agreement on May 24, 2008.

"On behalf of Arcadia HealthCare, I want to thank Lynn for contributing significantly to Arcadia's turnaround. I am pleased that he will continue to assist us to ensure a smooth leadership transition. We wish Lynn well in his future endeavors," said Marvin R. Richardson, President and CEO of Arcadia. "We are excited that Matt is joining our executive team as Arcadia's permanent Chief Financial Officer. Together, we will work to build Arcadia's long-term value and to continue our mission of keeping people at home and healthier longer."

"I've enjoyed working with Marvin and the team in leading Arcadia through the challenges of implementing its turnaround plan," said Lynn Fetterman. "I look forward to working with Matt over the next several months to make certain that there is a smooth transition of the CFO duties."

Mr. Middendorf previously served as a consultant to Arcadia HealthCare, providing day-to-day financial and accounting support to the Interim CFO and working on special projects for the CEO. Prior to joining Arcadia, Mr. Middendorf was the Corporate Controller and Director of Financial Reporting for Workstream, Inc., a publicly-traded software company. Mr. Middendorf has worked in public accounting for more than a decade, most recently with Grant Thornton in its Seattle office. He has significant experience working with mid-size companies in the technology, healthcare and banking industries. Mr. Middendorf holds a Bachelor of Science Degree in Accountancy from the University of Illinois and passed the CPA exam in 1992.

About Arcadia HealthCare

Arcadia HealthCareSM is a service mark of Arcadia Resources, Inc. (AMEX: KAD), and is a leading provider of home health care / medical staffing; respiratory / durable medical equipment and specialty pharmacy services under its proprietary DailyMed™ program.

DailyMed™ transfers a patient's prescriptions, over-the-counter medications and vitamins, and organizes them into pre-sorted packets clearly marked with the date and time they should be taken. The 30-day supply of medication is delivered directly to a patient's home in a convenient dispensing box - with "peace of mind" a pharmacist has reviewed the entire medication profile for that month's supply. This consumer product is aimed at reducing medication errors, improving medication compliance and ultimately lowering the cost of care, and is available at www.DailyMedRx.com.

Additionally, Arcadia extends its health care offerings through affiliated and managed locations on a fee for service basis.

The Company, headquartered in Indianapolis, Indiana, has grown into 110 locations in 22 states primarily through acquisitions, and currently services over 100,000 homes annually through its 13,000 full and part-time associates. Arcadia HealthCare's comprehensive solutions are geared to keep people at home and healthier longer.

The Company's annual report on Form 10-K for the year ended March 31, 2007 is available on the Company's website (http://www.arcadiahealthcare.com) and the SEC website (http://www.sec.com).

Any statements contained in this release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21A of the Securities Exchange Act of 1934, as amended and otherwise within the meaning of court opinions construing such forward-looking statements. The Company claims all safe harbor and other legal protections provided to it by law for all of its forward-looking statements. The forward looking statements speak only as of the date hereof. The Company disclaims any obligation to update or alter its forward-looking statements, except as may be required by law.

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Contact:                    Amalia "Molly" Blanco (317) 569-8234, x 103